Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP SIGNS REAL ESTATE DEVELOPMENT AGREEMENTS WITH

COOK HILL PROPERTIES, LLC

HOUSTON, Texas, January 20, 2006 - Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announces today it has entered into real estate consulting agreements with Cook Hill Properties, LLC. Under the terms of the agreements, Cook Hill Properties, a new development venture based in Los Angeles headed by Lodwrick M. Cook, former Chairman of ARCO and current Vice Chairman of Pacific Capital, will be responsible for creating a development plan and obtaining all necessary permits for real estate development in an environmentally responsible manner on the surface estates of PXP’s holdings at its Montebello property in Los Angeles County, Lompoc in Santa Barbara County and Arroyo Grande in San Luis Obispo County. Cook Hill Properties is a 15% participant in the venture, plus can earn an additional incentive on each property. If all incentives are met, gross proceeds from the monetization of the real estate will be in excess of $800 million.

“This agreement is an important step in monetizing the value of existing PXP surface land holdings in southern California. We are fortunate to enlist the services of Cook Hill Properties because of Lod’s local, national and international reputation and his group’s experience and understanding of all the needs and sensitivities to be addressed in order to make this large, multi property real estate venture successful,” commented James C. Flores, PXP’s Chairman, President and Chief Executive Officer.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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